Exhibit 10.23

SECOND AMENDMENT TO AMENDED AND

RESTATED MASTER SERVICES AND SUPPLY AGREEMENT

This agreement is effective as of the date it is executed by all parties and amends the Amended and Restated Master Services and Supply Agreement (the “Agreement”) between Universal Biosensors Pty. Ltd. and Universal Biosensors, Inc. on the one hand and Cilag GmbH International on the other as follows.

1.	Clause 11.1(b)(ii) is hereby amended to delete the period at the end thereof and substitute therefor ”; plus”.

2.	Clause 11.1(b) is amended to add the following:

“(iii)(A) for any Covered Products that result or arise from the development of a *[REDACTED] test strip carried out by UBS from Cilag including under the Development Agreement as amended and restated effective August 19, 2011or from the work carried out by UBS under LifeScan, Inc. purchase orders numbers 285219 0L and 288443 0L (the ”MAP Project”), $*[REDACTED] per such Covered Product (the “MAP Strips”).

For example, if Cilag has sold *[REDACTED] million Covered Products in a Financial Year and then Covered Products Sold begin to include Map Strip, then subject to Clause 11.1(b)(iii)B, Cilag will pay $*[REDACTED] on each such MAP Strip until the total of all Covered Products Sold, including the MAP Strips, sold by Cilag is *[REDACTED] million during such Financial Year; and thereafter, during such Financial Year Cilag will pay $*[REDACTED] on each such MAP Strip.

(iii)(B) Cilag will pay the $*[REDACTED] on each MAP Strip only until a cumulative total of all MAP Strips Sold reaches *[REDACTED] after which the additional $*[REDACTED] shall no longer accrue.

(iii)(C) The $*[REDACTED] due under (iii)(A) shall not be included in calculation of the Quarterly Service Fee for purposes of calculating the Lump Sum Service Fee in clause Section 11.3 nor shall it be included in calculation of Quarterly Service Fee for the definition of Fee Conversion Reference Date and such $*[REDACTED] shall be payable by Cilag regardless of whether Cilag converts the Quarterly Service Fee in accordance with clause 11.3.”

The parties agree that, except for the amendments set forth herein, all other provisions of the Agreement shall remain in force as set forth in the Agreement.

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Amended and Restated Master Services and Supply Agreement to be executed by their duly authorized representatives.

CILAG GMBH INTERNATIONAL

By:	/s/ Heinz Schmid

Name:	Heinz Schmid

Title:	General Manager

Date:	September 19, 2011

By:	/s/ Christian Cuzick

Name:	/s/ Christian Cuzick

Title:	General Manager

Date:	September 27, 2011

UNIVERSAL BIOSENSORS PTY LTD

By:	/s/ Salesh Balak

Name:	Salesh Balak

Title:	Director

Date:	October 11, 2011

UNIVERSAL BIOSENSORS, INC.

By:	/s/ Paul Wright

Name:	Paul Wright

Title:	CEO

Date:	October 11, 2011